Exhibit 5

FAEGRE BAKER
DANIELS

Faegre Baker Daniels LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Phone +1 612 766 7000
Fax +1 612 766 1600

May 9, 2014

Board of Directors
XRS Corporation
965 Prairie Center Drive
Eden Prairie, MN 55344

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to 2,450,698 additional shares of Common Stock, par value $.01 per share (the “Shares”), of XRS Corporation, a Minnesota corporation (the “Company”), pursuant to the Company’s 2007 Long-Term Incentive and Stock Option Plan (As Amended and Restated February 4, 2009) (the “Plan”), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By: /s/ John A. Haveman
John A. Haveman